Exhibit 10(i)
SHARE PURCHASE
AND SHAREHOLDERS AGREEMENT
     This Share Purchase and Shareholders Agreement (this “Agreement”) is made as of ____________________among Stratus Technologies Group, S.A., a Luxembourg company (the “Company”), the individual identified on the signature page hereof (“Employee”) and the direct or indirect subsidiary of the Company that employs the Employee identified on the signature page hereof (the “Employer”).
R E C I T A L S
     A. Employee is an employee of the Employer.
     B. The Employer and the Company desire to provide Employee with an opportunity to acquire a proprietary interest in the Stratus Group (as hereinafter defined) through an issuance and sale of Shares (as hereinafter defined) to encourage Employee’s contribution to the success and progress of the Stratus Group.
     C. The parties hereto desire to set forth herein certain agreements regarding their rights and obligations with respect to the Shares.
AGREEMENTS
     NOW, THEREFORE, in consideration of the foregoing and the covenants set forth herein, intending to be legally bound, the parties hereto agree as follows:
     1. Definitions. Capitalized terms used herein shall have the following meanings:
          “Act” means the Securities Act of 1933, as amended.
          “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person will be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.
          “Business Day” means any day other than a Saturday, Sunday, federal holiday or other day on which commercial banks in New York City are authorized or required to close under the laws of the State of New York.
          “Company Board” means the Board of Directors of the Company (and any successor thereto).
          “Consolidation Transaction” means a transaction or series of related transactions (including mergers, reorganizations, liquidations, share exchangers and/or consolidations involving the Company and one or more of its direct and indirect wholly owned subsidiaries) effected to implement a reorganization of the Company (and one or more of such subsidiaries)

(or similar transactions) that does not result in a material change in beneficial ownership of the voting securities of the Company or its successor.
          “Custody Agent” shall have the meaning specified in Section 2(b) hereof.
          “Encumbrances” has the meaning specified in Section 5 hereof.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Family Transfer” means a transfer by gift or testamentary disposition to one or more members of Employee’s Immediate Family, to a trust solely for the benefit of the Employee and/or his or her Immediate Family or to a partnership or limited liability company the partners or shareholders of which are limited to the Employee and his or her Immediate Family (provided all such transferees remain subject to this Agreement).
          “Immediate Family” means the Employee’s spouse, children or grandchildren (including adopted and stepchildren and grandchildren).
          “Initial Public Offering” means the consummation of an underwritten public offering of Common Stock pursuant to a registration statement that has been declared effective under the Act, if as a result of such offering (i) the Company becomes a reporting company under Section 12(b) or 12(g) of the Exchange Act, and (ii) such stock is traded on the New York Stock Exchange or the American Stock Exchange, or is quoted on the Nasdaq National Market System or is traded or quoted on any other national stock exchange or national securities system.
          “Investcorp Investors,” at any date of determination, means all of the following who are then holders of Common Stock: Investcorp Bank E.C. and its Affiliates and any other investor with whom Investcorp Bank E.C. or any Affiliate thereof has an administrative relationship.
          “Person” means an individual, partnership, joint venture, limited liability company, corporation, trust, unincorporated organization or a government or any department or agency thereof.
          “Pre-IPO Restricted Period” has the meaning specified in Section 3(a) hereof.
          “Repurchase Notice” has the meaning specified in Section 3(c) hereof.
          “Repurchase Right” has the meaning specified in Section 3(c) hereof.
          “Shares” means the shares to be purchased by Employee pursuant to Section 2(a) hereof, and any shares of capital stock issued in respect thereof to the extent set forth in Section 9 hereof.
          “Stratus Group” means the Company and its direct and indirect subsidiaries.
          “Transfer” means a sale, assignment, pledge, hypothecation or other encumbrance or disposition of any Shares, whether direct or indirect, whether voluntary or involuntary and whether for consideration or without consideration.
          “Transfer Notice” has the meaning specified in Section 3(b) hereof.

     2. Purchase and Sale of Shares.
          (a) Purchase and Sale. Contemporaneously with the execution and delivery of this Agreement, Employee shall purchase from the Company and the Company shall sell to Employee the number of ordinary shares of the Company indicated as the “Purchased Shares” on the signature page hereof for a purchase price of $______ cash per share. Employee shall promptly pay the total purchase price for the Shares by check, banker’s draft or wire transfer to such account as the Company may designate. Following confirmation that the Company has received cash funds representing the aggregate purchase price for the Purchased Shares, certificates representing such Shares registered in the name of the Employee shall be delivered by the Company to the Employee at the address provided by Employee on the signature page hereof.
          (b) Power of Attorney. Employee hereby makes, constitutes and appoints Frederick Prifty and Robert Laufer, and each of them, and any other individual or individuals appointed by the Company Board, and each of them (each individually, a “Custody Agent”), as true and lawful attorneys-in-fact and agents with the full power of substitution and resubstitution for Employee and in his name, place and stead, in any and all capacities to ratify, execute and deliver on behalf of Employee any agreements, instruments, waivers or consents associated with a Consolidation Transaction, including the delivery of the stock certificates representing the Shares and execution of any related stock powers. Employee grants such Custody Agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in connection with such Consolidation Transaction, as fully as to all intents and purposes as Employee might or could do in person, and hereby ratifies and confirms all that such Custody Agent may lawfully do or cause to be done by virtue hereof. All actions taken by any Custody Agent shall be at the direction of the Company Board.
     3. Restrictions on Transfers of the Shares; Legend.
          (a) Transfer Restrictions. During the period beginning on the date hereof and ending on the Initial Public Offering (such period, the “Pre-IPO Restricted Period”), Employee shall not Transfer any of the Shares, other than pursuant to a Family Transfer, unless: (i) Employee has complied with the requirements specified in Section 3(b) hereof, (ii) the Company has not delivered to Employee the Repurchase Notice pursuant to Section 3(c) hereof within the time period specified therein and (iii) the proposed transferee signs and delivers to the Company and the Employer prior to the Transfer of any Shares to such proposed transferee, an agreement in such form as the Company may reasonably specify pursuant to which such proposed transferee agrees to be bound by the terms of this Agreement as if such transferee were the named Employee.
          (b) Transfer Notice. If Employee desires to Transfer any Shares during the Pre-IPO Restricted Period (other than pursuant to a Family Transfer), Employee (or his or her legal representative) shall, at least twenty (20) Business Days prior to the proposed closing date of the proposed Transfer, provide the Company with written notice (the “Transfer Notice”) of the proposed Transfer containing the following:
     (i) the name and address of the Employee and the proposed transferee;
     (ii) the number of Shares proposed to be transferred;

     (iii) the proposed purchase price per Share; and
     (iv) a statement confirming that the proposed transferee has agreed to be bound by the terms and conditions of this Agreement.
          (c) Repurchase Right. In the event of any proposed Transfer any of Shares during the Pre-IPO Restricted Period (other than pursuant to a Family Transfer), the Company (or its designee) shall have the right (the “Repurchase Right”) to purchase all, but not less than all, of the Shares subject to such proposed Transfer. The purchase price for the Shares shall be equal to the price specified in the Transfer Notice; provided, that, in the case of any testamentary Transfer or any involuntary Transfer, the purchase price shall be the fair market value as determined in good faith by the Company Board. The Repurchase Right shall be exerciseable by giving a written notice (the “Repurchase Notice”) to Employee within fifteen (15) Business Days of receiving the Transfer Notice. The Company shall have the right to assign this Repurchase Right to any other Person in accordance with Section 20 hereof. In the case of any involuntary Transfer of Shares, the Repurchase Right shall be exerciseable at any time by giving a Repurchase Notice to the holder of the Shares. If the Company (or its designee) has given a Repurchase Notice in a timely manner, Employee (or his or her legal representative or transferee) shall sell and the Company (or its designee) shall purchase the Shares at such time and place, within twenty (20) Business Days after the giving of the Repurchase Notice, as the Company (or its designee) shall designate. At such time and place, the Company (or its designee) shall pay the purchase price for the Shares and the Employee shall deliver endorsed certificates to the Company (or its designee). If the Company (or its designee) does not purchase the Shares, the Shares may be Transferred in accordance with this Section 3.
          (d) Legend. All certificates representing the Shares shall, in addition to other legends that may be required by state, federal or foreign securities laws, bear the following legends, unless otherwise determined by counsel to the Company:
     “THESE SECURITIES ARE SUBJECT TO CERTAIN DRAG-ALONG AND TAG-ALONG RIGHTS AS SET FORTH IN SHARE PURCHASE AND STOCKHOLDERS AGREEMENT BETWEEN THE ORIGINAL PURCHASER OF THE SHARES REPRESENTED BY THIS CERTIFICATE AND THE CORPORATION (THE “SHAREHOLDERS AGREEMENT”). IN ADDITION, AS SPECIFIED IN THE SHAREHOLDERS AGREEMENT, THE SALE AND TRANSFERABILITY OF THESE SECURITIES ARE SUBJECT TO RESTRICTION. ANY ATTEMPTED SALE OR TRANSFER OF THESE SECURITIES WHICH DOES NOT COMPLY APPLICABLE PROVISIONS OF THE SHAREHOLDERS AGREEMENT SHALL BE VOID.
     THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE OF FOREIGN JURISDICTION AND MAY BE REOFFERED AND SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.”
     4. Drag-Along Rights and Tag-Along Rights. The Shares shall be subject to the provisions set forth on Exhibit A attached hereto and hereby incorporated by reference herein.

     5. Transfer of Shares; Void Transfers of Shares. In connection with any purchase and sale of shares under Sections 3 or 4 hereof, Employee shall transfer the Shares to the purchaser free and clear of all liens, encumbrances, mortgages, pledges, security interests, restrictions, prior assignments and claims of any kind or nature whatsoever (collectively “Encumbrances”) except for the Encumbrances created by this Agreement.
     6. Intentionally Left Blank.
     7. Representations and Acknowledgments of Employee.
          (a) Employee hereby represents and warrants to the Company and the Employer as follows:
     (i) The Shares will be acquired for investment for Employee’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof. Employee has no present intention of selling, granting any participation in, or otherwise distributing the same. Employee does not have any contract, undertaking, agreement or arrangement with any Person to sell, Transfer or grant participation to such Person or any third Person with respect to any of the Shares.
     (ii) Employee has received all the information he considers necessary or appropriate for deciding whether to acquire the Shares. Employee has had an opportunity to ask questions and receive answers from the Company regarding the Company and the terms and conditions of this Agreement.
     (iii) Employee is able to bear the economic risk of this investment and is capable of evaluating the merits and risks of this investment. Employee understands that an investment in the Shares will be an illiquid investment and could remain so indefinitely. Employee understands that Employee’s interest in the Company may be subject to dilution based on additional share issuances authorized by the Company Board (and, to the extent such authorization is required by applicable law, the shareholders of the Company).
     (iv) Employee has full power and authority to enter into this Agreement and to perform his or her obligations hereunder and to consummate the transactions contemplated herein. This Agreement is a valid and binding agreement of Employee, enforceable against him or her in accordance with its terms.
          (b) Employee hereby acknowledges that the Shares are being issued to Employee without registration or other qualification under any applicable securities law, and that Employee cannot Transfer any Shares except in full compliance with all applicable laws, including securities laws and as otherwise limited hereby.
     8. Notices. All notices, requests, demands and other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered, telexed or telecopied to, or, if mailed, when received by, the other party at the following addresses (or at such other address as shall be given in writing by either party to the other):

If to the Company or Employer:
Stratus Technologies Group, S.A.
C/O Stratus Technologies, Inc.
111 Powdermill Road
Maynard, Massachusetts 01754
Attention: General Counsel
If to Employee, to the address set forth on the signature page hereof.
     9. Recapitalizations, Exchanges, Etc. Affecting Shares. Unless otherwise expressly provided by resolution of the Company Board in connection with a specific transaction, the provisions of this Agreement shall apply to any and all shares in the capital of the Company or any successor or assign of the Company that may be issued in respect of, in exchange for, or in substitution of, the Shares by reason of any share dividend, share split, share issuance, reverse share split, combination, recapitalization, reclassification, merger, consolidation or otherwise, including a Consolidation Transaction. In the event of any one or more reorganizations, recapitalizations, mergers, acquisitions, share splits, reverse share splits, share dividends, Consolidation Transactions or similar events, an appropriate adjustment shall be made as determined by the Company Board in the number and kind of shares. No fractional interests shall be issued on account of any such adjustment unless the Company Board specifically determines to the contrary. Nothing contained shall (i) prohibit or restrict the Company from taking any corporate action, including, without limitation, declaring any dividend (whether in cash or shares), or engaging in any corporate transaction of any kind, including, without limitation, any merger, consolidation, liquidation, sale of assets or Consolidation Transaction or (ii) impose any consent or approval requirement not otherwise required by applicable law or the Company’s articles of association.
     10. Modification and Waiver.
          (a) This Agreement may not be modified or amended except in a writing signed by each of the parties hereto. No waiver shall be effective hereunder unless in a writing signed by the waiving party.
          (b) No waiver by a party of a breach hereof by any other party shall be deemed to constitute a waiver of a future breach, whether of a similar or dissimilar nature, except to the extent specifically provided in any written waiver.
     11. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the internal laws (ignoring the principles of conflicts of laws) of the State of New York and all questions relating to the validity and performance hereof and remedies hereunder shall be determined in accordance with such law.
     12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.
     13. Captions. The captions used herein are for ease of reference only and shall not define or limit the provisions hereof.

     14. Entire Agreement. This Agreement, together with any other agreements, plans or documents implementing the terms of this Agreement, constitute the entire agreement between the parties hereto relating to the matters encompassed hereby and supersede any prior oral or written agreements relating to such matters.
     15. Severability. In the event that any provision of this Agreement is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of this Agreement shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.
     16. Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement.
     17. Remedies. In the event of a breach by any party to this Agreement of its obligations under this Agreement, any party injured by such breach, in addition to being entitled to exercise all rights granted by law, including recovery of damages, shall be entitled to specific performance of its rights under this Agreement. The parties agree that the provisions of this Agreement shall be specifically enforceable, it being agreed by the parties that the remedy at law, including monetary damages, for breach of any such provision will be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived.
     18. Not An Employment Contract. Nothing in this Agreement or any other instrument executed pursuant hereto shall confer upon Employee any right to continue in the employ of the Employer or any Affiliate of the Employer or shall affect the right of the Employer or any Affiliate of the Employer to terminate the employment of Employee with or without cause.
     19. Arbitration. The parties shall use their best efforts and good will to settle all disputes by amicable negotiations. Any claim, dispute, disagreement or controversy arising under this Agreement which has not been resolved by amicable negotiations, including as to its execution, binding effect, amendment or termination, shall be resolved, to the exclusion of the ordinary courts, by a single arbitrator in accordance with the rules of the American Arbitration Association. The decision of the arbitrator shall be final and binding, and the parties hereby waive all rights to challenge the award. The place of arbitration shall be New York, New York. Each party shall bear its, his or her own costs and expenses in any such arbitration and one-half of the arbitrator’s fees and expenses.
     20. Assignment. Except as and only to the extent expressly set forth herein Employee shall have no right to assign any of his rights or delegate any of his duties under this Agreement without the prior written consent of the Company, and any attempt to do so shall be void. The Company and/or Employer shall have the right to assign their rights and delegate their duties under this Agreement in connection with a transaction or series of related transactions which involve the sale or transfer of 50% or more of the assets, business or voting control of the Stratus Group. In addition, the Company shall have the right to assign its rights and delegate its duties hereunder to its successor in any Consolidation Transaction.

     21. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns.
     22. Delivery of Financial Statements. Until the Initial Public Offering, the Company shall deliver to Employee quarterly and annual consolidated financial statements of the Stratus Group; provided, however, that Employee agrees to treat such information as confidential and to enter into such confidentiality agreements with the Employer or the Company relating to such materials as reasonably requested by the Employer or the Company.
     IN WITNESS WHEREOF, this Agreement is entered into as of the date first above written.

Name of Employee:

Address of Employee:

Name of Employer:

Number of Purchased Shares:

Aggregate Purchase Price:	Stratus Technologies, Inc.

SIGNATURES:

EMPLOYEE	STRATUS TECHNOLOGIES GROUP, S.A.
(LUXEMBOURG)

Name:	By:
Its: Authorized Signatory
SP1.doc/2004

EXHIBIT A
DRAG-ALONG AND TAG-ALONG RIGHTS
     1. Definitions. Capitalized terms used in this Exhibit shall have the following meanings:
          “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person will be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.
          “Approved Sale” means a transaction or a series of related transactions which results in a bona fide, unaffiliated change of economic beneficial ownership of the Stratus Group or its business of greater than 50%, whether pursuant to the sale of the stock of the Company, the sale of the assets of the Company (if combined with a distribution of net proceeds to shareholders), or a merger or consolidation (other than a sale of stock by an Investcorp Investor to another Investcorp Investor or in connection with a Consolidation Transaction).
          “Business Day” means any day other than a Saturday, Sunday, federal holiday or other day on which commercial banks in New York City are authorized or required to close under the laws of the State of New York.
          “Common Stock” means the ordinary shares, nominal value $1.50, of the Company.
          “Company” means Stratus Technologies Goup, S.A., a Luxembourg company, or a successor thereto, including without limitation a successor in a Consolidation Transaction.
          “Consolidation Transaction” means a transaction or series of related transactions (including mergers, reorganizations, liquidations, share exchanges and/or consolidations involving the Company and one or more of its direct and indirect wholly owned subsidiaries) effected to implement a reorganization of the Company (and one or more of such subsidiaries) (or similar transactions) that does not result in a material change in beneficial ownership of the voting securities of the Company or its successor.
          “Drag-along notice” has the meaning specified in Section 2(a) hereof.
          “Initial Public Offering” means the sale of any of the Shares pursuant to a registration statement that has been declared effective under the Act, if as a result of such sale (i) the Company becomes a reporting company under Section 12(b) or 12(g) of the Exchange Act, and (ii) such stock is traded on the New York Stock Exchange or the American Stock Exchange, or is quoted on the Nasdaq National Market System or is traded or quoted on any other national stock exchange or national securities system.
          “Investcorp Investors,” at any date of determination, means all of the following who are then holders of Common Stock: Investcorp Bank E.C. and its Affiliates and any other investor with whom Investcorp Bank E.C. or any Affiliate thereof has an administrative relationship.
          “Person” means an individual, partnership, joint venture, limited liability company, corporation, trust, unincorporated organization or a government or any department or agency thereof.
          “Pro Rata Portion” has the meaning specified in Section 2(a) hereof.

          “Shareholder” means (i) each Employee covered by a Share Purchase and Shareholders Agreement to which this Exhibit A is attached to and incorporated by reference and (ii) each Optionee, covered by a Stock Option Agreement to which this Exhibit A is attached to and incorporated.
          “Shares” means any shares of Common Stock owned by Shareholder at the relevant times covered by this Exhibit.
          “Tag-along notice” has the meaning specified in Section 2(a) hereof.
     2. Drag-Along Rights and Tag-Along Rights.
          (a) The Company, acting by resolution of its Board, shall have the right, exerciseable by giving written notice (the “drag-along notice”) to Shareholder within 30 Business Days after the giving of a transaction notice to Shareholder with respect to an Approved Sale, to compel Shareholder to sell a Pro-Rata Portion of his Shares to the party acquiring or that has acquired control of the Stratus Group in an Approved Sale on substantially the same material terms as those applicable to the sale of the ownership interest to such party in the transaction that constitutes such Approved Sale. If the Company does not exercise this right, Shareholder shall have a one-time right, exerciseable within ten (10) Business Days after the expiration of such thirty (30) Business Days by giving written notice to the Company (the “tag-along notice”), to participate in the transaction that constitutes the Approved Sale and to sell a Pro-Rata Portion of his Shares on substantially the same material terms as those applicable to the sale of the ownership interest to the party acquiring or that has acquired control of the Stratus Group in the Approved Sale, and the Company shall take such actions as may be necessary to accommodate such participation or, if the Company is unable to do so, the Company shall have and shall exercise, or shall assign to any other Person which shall exercise, the right to purchase a Pro-Rata Portion of the Shares on substantially the same material terms. As used herein, “Pro-Rata Portion” means the percentage of the total ownership interest in the Stratus Group being acquired by the party acquiring or that has acquired control of the Stratus Group in the Approved Sale. Any sale of Shares shall be deemed to be “on substantially the same material terms” if the value received by the Shareholder is the same as the value received by other shareholders, even if the form of consideration received by the Shareholder is cash rather than such other property as may be received by the other shareholders.
          (b) If the Company delivers a drag-along notice or Shareholder delivers a tag-along notice, Shareholder shall cooperate with the Company and take all such actions as the Company may reasonably request to effect such Approved Sale as efficiently as possible. Without limiting the generality of the foregoing, Shareholder shall enter into such agreements with the Company, its shareholders and any other parties to the transactions constituting the Approved Sale as the Company may reasonably request.
     3. Termination. The provisions of this Exhibit shall (a) expire upon, and shall not apply to, an Initial Public Offering and (b) have no further effect following implementation of the provisions of this Exhibit in connection with an Approved Sale.